Exhibit 99.1

HarborOne Bancorp, Inc. Announces 2021 Second Quarter Earnings

Contact: Linda Simmons, EVP, CFO

Brockton, Massachusetts (July 27, 2021): HarborOne Bancorp, Inc. (the “Company” or “HarborOne”) (NASDAQ: HONE), the holding company for HarborOne Bank (the “Bank”), announced net income of $14.3 million, or $0.27 per diluted share, for the second quarter of 2021, compared to $19.4 million, or $0.37 per diluted share, for the preceding quarter and $10.6 million, or $0.19 per diluted share, for the same period last year. For the six months ended June 30, 2021, net income was $33.7 million, or $0.64 per diluted share, compared to $15.3 million, or $0.28 per diluted share, for the same period last year.

Selected Second Quarter Financial Highlights:

●	Recorded a reversal of provision of $4.3 million, reflecting an improved economic outlook.
●	Maintained strong asset quality and had annualized net recoveries of 0.02%.
●	Completed first share repurchase program at an average price per share of $11.32; second share repurchase program launched.
●	Accelerating customer activity and deposit account fee reinstatement drove a deposit account fee increase of 18%.
●	Commercial loan growth of $24.2 million, or 1.2%, excluding the change in U.S. Small Business Administration Paycheck Protection Program (“PPP”) loans.
●	Cost of funds continue to decline, decreasing 7 basis points.

“We remain focused on the disciplined management of key business drivers, from asset quality to cost of funds to investments in our digital banking capabilities,” said Jim Blake, CEO. Added Joseph Casey, President and COO, “We continued our de novo branch expansion with our second Boston branch, and believe we’re well positioned to take advantage of the significant market dislocation we expect in Q4 and Q1 2022 with two in-market community bank mergers.”

Net Interest Income

The Company’s net interest and dividend income was $32.5 million for the quarter ended June 30, 2021, up $478,000, or 1.5%, from $32.1 million for the quarter ended March 31, 2021 and up $3.1 million, or 10.5%, from $29.4 million for the quarter ended June 30, 2020. The tax equivalent interest rate spread and net interest margin were 2.93% and 3.06%, respectively, for the quarter ended June 30, 2021, compared to 2.99% and 3.14%, respectively, for the quarter ended March 31, 2021, and 2.75% and 3.00%, respectively, for the quarter ended June 30, 2020. Net interest margin and the tax equivalent interest rate spread continue to be impacted by low interest rates, elevated loan prepayments, and the recognition of deferred fees on U.S. Small Business Administration Paycheck Protection Program (“PPP”) loans. The decrease in the yield on interest-earning assets was partially offset by the continued favorable repricing of deposits. It is expected that interest rates will remain low during 2021, resulting in continued margin pressure.

The quarter-over-quarter increase in net interest and dividend income included an increase of $40,000, or 0.1%, in total interest and dividend income and a decrease of $438,000, or 11.5%, in total interest expense. The increase in total interest and dividend income primarily reflected a $117.2 million increase in average earning assets, partially offset by a 13-basis point decrease in the yield on average earning assets. The yield on loans was 4.00% for the quarter ended June 30, 2021, up from 3.93% for the quarter ended March 31, 2021, as low interest rates were offset by recognition of deferred fees, accretion income and prepayment penalties. The three months ended June 30, 2021 and March 31, 2021 include the recognition of deferred fees on PPP loans in the amount of $1.3 million and $1.5 million, respectively. Interest on loans in the second quarter included $1.0 million in accretion income from the fair value discount on loans acquired in connection with the merger with Coastway Bancorp, Inc. and $244,000 in prepayment penalties on commercial loans. Accretion income and prepayment penalties in the preceding quarter were $1.2 million and $153,000, respectively.

The decrease in total interest expense primarily reflected a decrease in interest rates, resulting in a 7-basis point decrease in the cost of interest-bearing deposits. The mix of deposits continues to shift as customers move to more liquid options. The average balance of certificate of deposit accounts decreased quarter over quarter by $18.1 million, while the savings account average balance increased $59.7 million from the preceding quarter. Average Federal Home Loan Bank of Boston (“FHLB”) advances decreased $5.6 million, and the cost of those funds increased one basis point, resulting in a decrease of $21,000 in interest expense on FHLB borrowings.

The increase in net interest and dividend income from the prior year quarter reflected a decrease of $3.8 million, or 53.2%, in total interest expense, partially offset by a $734,000, or 2.0%, decrease in total interest and dividend income. The decreases reflect rate and volume changes in both interest-bearing assets and liabilities. The cost of interest-bearing liabilities decreased 53 basis points while the average balance increased $76.9 million. The yield on interest-earning assets decreased 35 basis points while the average balance increased $309.8 million.

Noninterest Income

Total noninterest income decreased $16.1 million, or 42.6%, to $21.7 million for the quarter ended June 30, 2021, from $37.8 million for the quarter ended March 31, 2021. Mortgage loan demand decreased as refinancing activity slowed and gain-on-sale margins narrowed, negatively impacting total mortgage banking income. Mortgage loan closings of $638.8 million resulted in a gain on loan sales of $14.3 million for the quarter ended June 30, 2021, as compared to $760.2 million in mortgage closings and $24.8 million in gain on sales for the preceding quarter. The decrease in refinancing volume and low for-sale inventory resulted in the locked residential mortgage pipeline decreasing $99.8 million and negatively impacted the fair value of the derivative mortgage commitments recorded through the gain on loan sales. The change in the fair value of derivatives included in mortgage banking income was a negative $5.3 million for the three months ended June 30, 2021 as compared to a positive $4,000 for the three months ended March 31, 2021.

The change in the fair value of mortgage servicing rights also negatively impacted mortgage banking income. The fair value of the mortgage servicing rights decreased $1.1 million for the three months ended June 30, 2021, as compared to a $5.0 million increase for the three months ended March 31, 2021. The 10-year Treasury Constant Maturity rate decreased 29 basis points in the second quarter of 2021 and increased 81 basis points in the first quarter of 2021.The change in the fair value of the mortgage servicing rights is generally consistent with the change in the 10-year Treasury Constant Maturity rate. As interest rates rise and prepayment speeds slow, mortgage servicing rights values tend to increase; conversely, as interest rates fall and prepayment speeds quicken mortgage servicing rights values tend to decrease. The negative impact on mortgage servicing rights when rates fall in the future may be muted, as mortgage servicing rights originated during the second half of 2020 were at historically low rates. Additionally residential mortgage loan payoffs resulted in a decrease of mortgage servicing rights in the amount of $1.5 million and $1.6 million for the three months ended June 30, 2021 and March 31, 2021, respectively.

Deposit account fees increased $694,000, or 18.0%, to $4.5 million for the quarter ended June 30, 2021, from $3.9 million for the quarter ended March 31, 2021 as customer activity rebounded and normal deposit account fees were reinstated.

Total noninterest income decreased $16.9 million, or 43.7%, as compared to the quarter ended June 30, 2020, primarily due to a $18.0 million, or 53.3%, decrease in mortgage banking income, primarily driven by the decrease in loan closings and narrowing gain-on-sale margins in 2021. The decrease in mortgage banking income was offset by a $1.6 million increase in deposit account fees.

Noninterest Expense

Total noninterest expenses were $38.6 million for the quarter ended June 30, 2021, a decrease of $4.2 million, or 9.8%, from the quarter ended March 31, 2021, primarily driven by a $2.3 million decrease in compensation and benefits expense, and a $1.2 million decrease in loan expense. Both decreases reflect the decrease in residential mortgage loan closings at HarborOne Mortgage,LLC (“HarborOne Mortgage”). In response to the decrease in mortgage origination volume HarborOne Mortgage reduced its workforce by 12 full-time equivalents, and an additional 8 full-time equivalents were lost through attrition, with an expected annual savings of $1.1 million. All expenses related to the workforce reduction were incurred in the second quarter.

Total noninterest expenses decreased $5.2 million, or 11.8%, from the quarter ended June 30, 2020. Compensation and benefits decreased $2.3 million and loan expenses decreased $1.5 million, consistent with the decrease in residential mortgage loan closings. Other expenses decreased $1.8 million, as the three months ended June 30, 2020 included $1.4 million in COVID-19 pandemic related expenses.

Income Tax Provision

The effective tax rate was 28.3% for the quarter ended June 30, 2021, compared to 28.1% for the quarter ended March 31, 2021 and 25.8% for the quarter ended June 30, 2020.

Provision for Loan Losses and Asset Quality

The Company recorded a reversal of provision for loan losses of $4.3 million for the quarter ended June 30, 2021, compared to provision of $91,000 for the quarter ended March 31, 2021 and $10.0 million for the quarter ended June 30, 2020. The allowance for loan losses was $51.3 million, or 1.50% of total loans at June 30, 2021, compared to $55.4 million, or 1.60% of total loans at March 31, 2021 and $36.1 million, or 1.04% of total loans at June 30, 2020. Changes in the provision for loan losses are based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, and ongoing evaluation of credit quality and current economic conditions.

The provision for loan losses for the quarter ended June 30, 2021 included adjustments for our quarterly analysis of our historical and peer loss experience rates, commercial real estate loan growth, an increase of general reserve allocation of 5 basis points on jumbo residential mortgage loans, and a $1.5 million specific reserve on one commercial credit. Positive economic and pandemic trends also resulted in a $6.4 million negative provision for COVID-19. The provision for loan losses for the quarter ended March 31, 2021 included adjustments based on our quarterly analysis of our historical and peer loss experience rates and commercial loan growth. Given stabilized credit quality trends, we made no additional provision directly related to the COVID-19 pandemic in the first quarter of 2021 as loan deferrals have largely expired without significant delinquency issues, and trends in the at-risk portfolios remained positive. The provision for loan losses for the quarter ended June 30, 2020 included adjustments for our quarterly analysis of our historical and peer loss experience rates, commercial real estate loan growth, and a $5.7 million provision directly related to the estimate of inherent losses resulting from the impact of the COVID-19 pandemic.

In estimating the provision for the COVID-19 pandemic, management considered economic factors, including unemployment rates and the interest rate environment, the volume and dollar amount of requests for payment deferrals, and the loan risk profile of each loan type. Positive economic trends, vaccination rates, and COVID-19 cases, low delinquency levels, and status of deferred loans resulted in management reducing provisions related to the COVID-19 pandemic in the second quarter of 2021 with a reversal of provision of $6.4 million. There was no additional provisions provided for the COVID-19 pandemic for the first quarter of 2021. An additional provision of $1.7 million was provided to the commercial loan categories for the three months ended December 31, 2020. No additional provisions specific to the COVID-19 pandemic were provided for the residential real estate or consumer loan portfolios in the fourth quarter of 2020. The additional provisions provided to each loan category for the three months ended June 30, 2020 amounted to allocations of $1.6 million to the residential real estate portfolio, $3.2 million to the commercial portfolio and $935,000 to the consumer portfolio.

Management continues to evaluate our loan portfolio, particularly the commercial loan portfolio, in light of current economic conditions, the mitigating effects of government stimulus, and loan modification efforts designed to limit the long-term impacts of the COVID-19 pandemic. Our commercial loan portfolio is diversified across many sectors and is largely secured by commercial real estate loans, which make up 73.1% of the total commercial loan portfolio. Management initially identified six sectors as the most susceptible to increased credit risk as a result of the COVID-19 pandemic: retail, office space, hotels, health and social services, restaurants, and recreation. In the second quarter of 2021, as part of ongoing monitoring of the at-risk sectors, management determined that the health and social services sector no longer presents an additional risk from the impact of the COVID-19 pandemic. As the COVID-19 pandemic has abated, borrowers in this sector have returned to pre-pandemic revenue and profitability levels. Health and social services operations supported by first-round PPP loans have a 100% forgiveness rate. Further, over the last eight quarters, the sector has experienced a positive migration in obligor risk ratings and no watch or substandard credits, and delinquency in the sector is currently zero. The total loan portfolio of the remaining five commercial sectors identified as at risk totaled $764.7 million, which represents 35.8% of the commercial loan portfolio. The five currently identified at-risk sectors include $646.6 million in commercial real estate loans, $77.2 million in commercial and industrial loans, and $40.9 million in commercial construction loans. Non-performing loans included in the at-risk sectors amounted to $12.5 million at June 30, 2021, of which $12.2 million was included in the hotels sector.

As of June 30, 2021, the retail sector was $264.6 million, or 12.4% of total commercial loans, and included $221.4 million in commercial real estate loans, $26.8 million in commercial and industrial loans, and $16.3 million in commercial construction loans. PPP loans included in this sector totaled $477,000. There are no active deferrals for loans in this sector and expired deferrals are paying as expected. We originated $5.4 million loans during the second quarter that are within the retail sector.

As of June 30, 2021, the office space sector was $210.6 million, or 9.9% of total commercial loans, and included $194.2 million in commercial real estate loans, $15.5 million in commercial and industrial loans, and $854,000 in commercial construction loans. There are no active deferrals for loans and expired deferrals are paying as expected. No PPP loans were originated in this sector. We originated $5.0 million loans during the second quarter that are within the office space sector.

As of June 30, 2021, the hotel sector was $212.1 million, or 9.9% of total commercial loans, and included $201.2 million in commercial real estate loans, $2.1 million in commercial and industrial loans, and $8.8 million in commercial construction loans. PPP loans included in the sector totaled $87,000. Active deferrals for loans in this sector had outstanding principal balances of $7.7 million and one loan with an outstanding principal balance of $254,000 had an expired deferral period and is greater than 30 days delinquent. At June 30, 2021, nonperforming loans included in the hotel sector amount to $12.2 million. One of the non-accrual loans amounted to $9.0 million with a deferral period that expired in the second quarter of 2021, however it was determined in the fourth quarter of 2020 that weaknesses in the borrower’s credit warranted a downgrade to substandard and nonaccrual status. A specific reserve of $1.8 million has been allocated to this loan. The Bank is receiving payments of interest only on its pro rata share of the loan in accordance with a forbearance agreement, in part through a non-revolving line of credit provided solely by the lead bank.

As of June 30, 2021, the restaurant sector amounted to $58.6 million, or 2.7% of total commercial loans, including $1.8 million in PPP loans. Active deferrals for loans in this sector had outstanding principal balances of $3.3 million. The recreation sector amounted to $18.8 million, or 0.9% of total commercial loans, including $94,000 in PPP loans. There are no active deferrals for loans in this sector and expired deferrals are paying as expected.

We provided access to the PPP to both our existing customers and new customers, to ensure small businesses in the communities we serve have access to this important lifeline for their businesses. In the second quarter of 2021 we originated $4.0 million in PPP loans with processing fees of $345,000 and processed forgiveness on $63.1 million loans. We have processed forgiveness on approximately 95% of PPP loans executed in 2020 with a success rate above 99%. As of June 30, 2021, PPP loans amounted to $105.2 million and there was $4.1 million in deferred processing fee income that will be recognized over the life of the loans.

We are also working with commercial loan customers that may need payment deferrals or other accommodations to keep their loans out of default through the COVID-19 pandemic. As of June 30, 2021, we have three active payment deferrals on commercial loans with a total principal balance of $11.0 million, or 0.5% of total commercial loans, all of which are loans included in an at-risk sector. As of June 30, 2021, 96.2% of the commercial deferrals have expired and the borrower is making payments as agreed, 0.1% of the commercial deferrals have expired and the borrower is delinquent, and 3.7% are in active deferral period. The active commercial deferrals are scheduled to expire during 2021. We are no longer providing deferrals under the Coronavirus Aid Relief and Economic Security Act but continue to consider accommodations in the normal course of business.

The residential loan and consumer loan portfolios have not experienced significant credit quality deterioration as of June 30, 2021; however, the continuing impact and uncertain nature of the COVID-19 pandemic may result in increases in delinquencies, charge-offs and loan modifications in these portfolios through the remainder of 2021. As of June 30, 2021, we had eight active payment deferrals on residential mortgage loans with a total principal balance of $2.9 million, or 0.3% of total residential loans. As of June 30, 2021 89.8% of the deferrals have expired and are paying as agreed, 3.3% have expired and are delinquent and 6.9% are in active deferral periods. We had three active payment deferrals on consumer loans with a total principal balance of $22,000 and 96.2% of the consumer loan deferrals have expired and are paying as agreed. Requests for additional extensions on residential mortgage loans and consumer loans were not significant as of June 30, 2021.

Net recoveries totaled $175,000 for the quarter ended June 30, 2021, or 0.02% of average loans outstanding on an annualized basis. Net charge-offs totaled $102,000, or 0.01% of average loans outstanding on an annualized basis, for the quarter ended March 31, 2021 and $286,000, or 0.03% of average loans outstanding on an annualized basis, for the quarter ended June 30, 2020.

Credit quality performance has remained strong with total nonperforming assets of $32.7 million at June 30, 2021, compared to $32.9 million at March 31, 2021 and $38.6 million at June 30, 2020. Nonperforming assets as a percentage of total assets were 0.71% at both June 30, 2021 and March 31, 2021, and 0.86% at June 30, 2020.

Balance Sheet

Total assets increased $10.5 million, or 0.2%, to $4.62 billion at June 30, 2021 from $4.61 billion at March 31, 2021. The increase primarily reflects an increase of $92.9 million in short-term investments and a $49.7 million increase in securities available for sale partially offset by a $106.6 million decrease in loans held for sale and a $37.6 million decrease in net loans.

Net loans decreased $37.6 million, or 1.1%, to $3.37 billion at June 30, 2021 from $3.41 billion at March 31, 2021. The net decrease in loans for the three months ended June 30, 2021 was primarily due to decreases in consumer loans of $41.8 million and commercial and industrial loans of $32.2 million, partially offset by increases in residential mortgage loans of $34.1 million. The decrease in commercial and industrial loans is primarily due to forgiveness of PPP loans during the quarter. Excluding the change in PPP loans total commercial loans increased $24.2 million, primarily due to an increase in commercial and industrial loans. The allowance for loan losses was $51.3 million at June 30, 2021 and $55.4 million at March 31, 2021, the change primarily reflecting the negative $4.3 million provision for loan losses recorded in the second quarter.

Total deposits increased $13.4 million, or 0.4%, to $3.69 billion at June 30, 2021 from $3.67 billion at March 31, 2021. Compared to the prior quarter, non-certificate accounts increased $27.2 million and term certificate accounts decreased $13.8 million. FHLB borrowings decreased $10.0 million, or 10.3%, to $87.5 million at June 30, 2021 from $97.5 million at March 31, 2021.

Total stockholders’ equity was $705.5 million at June 30, 2021, compared to $698.1 million at March 31, 2021 and $684.4 million at June 30, 2020. During the second quarter, the Company completed a share repurchase program adopted September 3, 2020 repurchasing 2,920,900 shares of the Company’s common stock at an average cost of $11.32 per share. The Company adopted a second share repurchase program on April 16, 2021 to repurchase up to 2,790,903 shares of the Company’s common stock, or approximately 5% of the Company’s outstanding shares. The Company repurchased 418,452 shares at an average cost of $14.41 per share through June 30, 2021, under the second share repurchase program. The tangible common equity to tangible assets ratio was 13.91% at June 30, 2021, 13.77% at March 31, 2021, and 13.88% at June 30, 2020. At June 30, 2021, the Company and the Bank had strong capital positions and exceeded all regulatory capital requirements.

About HarborOne Bancorp, Inc.

HarborOne Bancorp, Inc. is the holding company for HarborOne Bank, a Massachusetts-chartered savings bank. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts and Rhode Island through a network of 27 full-service branches located in Massachusetts and Rhode Island, and a commercial lending office in each of Boston, Massachusetts and Providence, Rhode Island. The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to our Brockton and Mansfield locations. HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, is a full-service mortgage lender with more than 30 offices in Massachusetts, Rhode Island, New Hampshire, and Maine, and is licensed to lend in six additional states.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, the negative impacts and disruptions of the COVID-19 pandemic and the measures taken to contain its spread on our employees, customers, business operations, credit quality, financial position, liquidity and results of operations; changes in general business and economic conditions on a national basis and in the local markets in which the Company operates, including changes that adversely affect borrowers’ ability to service and repay the Company’s loans; changes in customer behavior; turbulence in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; increases in loan default and charge-off rates; decreases in the value of securities in the Company’s investment portfolio; fluctuations in real estate values; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior or adverse economic developments; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; competitive pressures from other financial institutions; acquisitions may not produce results at levels or within time frames originally anticipated; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters, and future pandemics; changes in regulation; reputational risk relating to the Company’s participation in the Paycheck Protection Program and other pandemic-related legislative and regulatory initiatives and programs; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy; changes in assumptions used in making such forward-looking statements and the risk factors described in the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, HarborOne’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Use of Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The Company’s management believes that the supplemental non-GAAP information, which consists of the tax equivalent basis for yields, the efficiency ratio, tangible common equity to tangible assets ratio and tangible book value per share is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

HarborOne Bancorp, Inc.

Consolidated Balance Sheet Trend

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(in thousands)	2021	2021	2020	2020	2020

Assets

Cash and due from banks	$41,328	$37,074	$31,777	$29,180	$30,355
Short-term investments	374,319	281,451	174,093	108,338	218,617
Total cash and cash equivalents	415,647	318,525	205,870	137,518	248,972

Securities available for sale, at fair value	353,848	304,168	276,498	280,308	262,710
Federal Home Loan Bank stock, at cost	7,241	7,572	8,738	11,631	15,786
Asset held for sale	—	—	—	—	8,536
Loans held for sale, at fair value	103,886	210,494	208,612	190,373	158,898
Loans:
Commercial real estate	1,561,873	1,559,056	1,551,265	1,380,071	1,317,145
Commercial construction	107,585	112,187	99,331	211,953	194,549
Commercial and industrial	467,479	499,728	464,393	480,129	456,192
Total commercial loans	2,136,937	2,170,971	2,114,989	2,072,153	1,967,886
Residential real estate	1,096,370	1,062,229	1,105,823	1,130,935	1,151,606
Consumer	186,430	228,279	273,830	312,743	354,530
Loans	3,419,737	3,461,479	3,494,642	3,515,831	3,474,022
Less: Allowance for loan losses	(51,273)	(55,384)	(55,395)	(49,223)	(36,107)
Net loans	3,368,464	3,406,095	3,439,247	3,466,608	3,437,915
Mortgage servicing rights, at fair value	35,955	33,939	24,833	20,159	16,127
Goodwill	69,802	69,802	69,802	69,802	69,802
Other intangible assets	3,723	4,047	4,370	4,694	5,141
Other assets	257,856	251,316	245,645	247,226	241,019
Total assets	$4,616,422	$4,605,958	$4,483,615	$4,428,319	$4,464,906

Liabilities and Stockholders' Equity

Deposits:
Demand deposit accounts	$800,118	$777,959	$689,672	$650,336	$642,971
NOW accounts	250,099	224,869	218,584	202,020	199,400
Regular savings and club accounts	1,123,123	1,113,450	998,994	912,017	876,753
Money market deposit accounts	832,006	861,867	866,661	815,644	831,653
Term certificate accounts	682,594	696,438	732,298	785,871	757,897
Total deposits	3,687,940	3,674,583	3,506,209	3,365,888	3,308,674
Short-term borrowed funds	—	—	35,000	95,000	200,000
Long-term borrowed funds	87,479	97,488	114,097	141,106	141,114
Subordinated debt	34,096	34,064	34,033	34,002	33,970
Other liabilities and accrued expenses	101,436	101,750	97,962	98,220	96,693
Total liabilities	3,910,951	3,907,885	3,787,301	3,734,216	3,780,451

Common stock	585	585	584	584	584
Additional paid-in capital	467,194	465,832	464,176	463,531	462,881
Unearned compensation - ESOP	(30,380)	(30,840)	(31,299)	(31,759)	(32,218)
Retained earnings	305,831	294,116	277,312	261,304	251,032
Treasury stock	(38,588)	(31,460)	(16,644)	(1,333)	(721)
Accumulated other comprehensive income (loss)	829	(160)	2,185	1,776	2,897
Total stockholders' equity	705,471	698,073	696,314	694,103	684,455

Total liabilities and stockholders' equity	$4,616,422	$4,605,958	$4,483,615	$4,428,319	$4,464,906

HarborOne Bancorp, Inc.

Consolidated Statements of Net Income - Trend

(Unaudited)

	Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(in thousands, except share data)	2021	2021	2020	2020	2020

Interest and dividend income:
Interest and fees on loans	$34,106	$33,860	$35,274	$34,496	$33,970
Interest on loans held for sale	852	1,324	1,267	1,060	988
Interest on securities	793	585	1,064	1,317	1,424
Other interest and dividend income	136	78	115	175	239
Total interest and dividend income	35,887	35,847	37,720	37,048	36,621

Interest expense:
Interest on deposits	2,302	2,720	3,775	4,520	5,805
Interest on FHLB borrowings	531	552	671	835	845
Interest on subordinated debentures	524	523	524	524	524
Total interest expense	3,357	3,795	4,970	5,879	7,174

Net interest and dividend income	32,530	32,052	32,750	31,169	29,447

Provision(credit) for loan losses	(4,286)	91	7,608	13,454	10,004

Net interest and dividend income, after provision for loan losses	36,816	31,961	25,142	17,715	19,443

Noninterest income:
Mortgage banking income:
Gain on sale of mortgage loans	14,262	24,802	28,274	34,055	30,862
Changes in mortgage servicing rights fair value	(2,552)	3,409	(1,041)	(193)	(1,111)
Other	4,075	4,515	4,522	4,259	4,049
Total mortgage banking income	15,785	32,726	31,755	38,121	33,800

Deposit account fees	4,546	3,852	3,667	3,451	2,969
Income on retirement plan annuities	106	104	106	104	103
Gain on sale and call of securities, net	—	—	—	—	8
Bank-owned life insurance income	508	493	550	560	554
Other income	758	634	949	2,203	1,143
Total noninterest income	21,703	37,809	37,027	44,439	38,577

Noninterest expenses:
Compensation and benefits	25,146	27,454	27,122	29,839	27,469
Occupancy and equipment	4,702	5,256	4,545	4,581	4,152
Data processing	2,362	2,343	2,235	2,119	2,277
Loan expense	1,250	2,435	2,689	3,167	2,702
Marketing	831	813	640	817	1,057
Professional fees	1,487	1,583	1,252	1,458	1,518
Deposit insurance	332	320	320	310	279
Other expenses	2,488	2,598	2,483	3,409	4,323
Total noninterest expenses	38,598	42,802	41,286	45,700	43,777

Income before income taxes	19,921	26,968	20,883	16,454	14,243

Income tax provision	5,645	7,576	3,283	4,561	3,668

Net income	$14,276	$19,392	$17,600	$11,893	$10,575

Earnings per common share:
Basic	$0.28	$0.37	$0.33	$0.22	$0.19
Diluted	$0.27	$0.37	$0.33	$0.22	$0.19
Weighted average shares outstanding:
Basic	51,778,293	52,537,409	53,947,868	54,465,339	54,450,146
Diluted	52,650,071	53,000,830	53,973,737	54,465,339	54,450,146

HarborOne Bancorp, Inc.

Consolidated Statements of Net Income

(Unaudited)

	For the Six Months Ended June 30,
(dollars in thousands, except share data)	2021	2020	$ Change	% Change

Interest and dividend income:
Interest and fees on loans	$67,966	$67,995	$(29)	(0.0)%
Interest on loans held for sale	2,176	1,565	611	39.0
Interest on securities	1,378	3,232	(1,854)	(57.4)
Other interest and dividend income	214	998	(784)	(78.6)
Total interest and dividend income	71,734	73,790	(2,056)	(2.8)

Interest expense:
Interest on deposits	5,022	14,498	(9,476)	(65.4)
Interest on FHLB borrowings	1,083	2,098	(1,015)	(48.4)
Interest on subordinated debentures	1,047	1,047	—	0.0
Total interest expense	7,152	17,643	(10,491)	(59.5)

Net interest and dividend income	64,582	56,147	8,435	15.0

Provision(credit) for loan losses	(4,195)	13,753	(17,948)	(130.5)

Net interest and dividend income, after provision for loan losses	68,777	42,394	26,383	62.2

Noninterest income:
Mortgage banking income:
Gain on sale of mortgage loans	39,064	43,140	(4,076)	(9.4)
Changes in mortgage servicing rights fair value	857	(5,498)	6,355	115.6
Other	8,590	6,392	2,198	34.4
Total mortgage banking income	48,511	44,034	4,477	10.2

Deposit account fees	8,398	6,900	1,498	21.7
Income on retirement plan annuities	210	204	6	2.9
Gain on sale and call of securities, net	—	2,533	(2,533)	(100.0)
Bank-owned life insurance income	1,001	1,105	(104)	(9.4)
Other income	1,392	2,439	(1,047)	(42.9)
Total noninterest income	59,512	57,215	2,297	4.0

Noninterest expenses:
Compensation and benefits	52,600	48,654	3,946	8.1
Occupancy and equipment	9,958	8,715	1,243	14.3
Data processing	4,705	4,457	248	5.6
Loan expense	3,685	3,955	(270)	(6.8)
Marketing	1,644	1,933	(289)	(15.0)
Professional fees	3,070	2,746	324	11.8
Deposit insurance	652	550	102	18.5
Other expenses	5,086	7,927	(2,841)	(35.8)
Total noninterest expenses	81,400	78,937	2,463	3.1

Income before income taxes	46,889	20,672	26,217	126.8

Income tax provision	13,221	5,373	7,848	146.1

Net income	$33,668	$15,299	$18,369	120.1%

Earnings per common share:
Basic	$0.65	$0.28
Diluted	$0.64	$0.28
Weighted average shares outstanding:
Basic	52,155,754	54,421,306
Diluted	52,823,354	54,421,306

HarborOne Bancorp, Inc.

Average Balances / Yields

(Unaudited)

	Quarters Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average			Average			Average
	Outstanding		Yield/	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Cost (6)	Balance	Interest	Cost (6)	Balance	Interest	Cost (6)

	(dollars in thousands)

Interest-earning assets:
Investment securities (1)	$325,205	$793	0.98%	$271,357	$585	0.87%	$240,025	$1,430	2.40%
Other interest-earning assets	397,979	136	0.14	180,526	78	0.18	222,840	239	0.43
Loans held for sale	115,240	852	2.97	193,426	1,324	2.78	119,047	988	3.34
Loans
Commercial loans (2)	2,152,105	22,079	4.11	2,161,076	20,780	3.90	1,872,349	18,196	3.91
Residential real estate loans (2)	1,064,481	9,747	3.67	1,084,292	10,340	3.87	1,123,896	11,811	4.23
Consumer loans (2)	205,856	2,280	4.44	253,014	2,740	4.39	372,929	3,963	4.27
Total loans	3,422,442	34,106	4.00	3,498,382	33,860	3.93	3,369,174	33,970	4.06
Total interest-earning assets	4,260,866	35,887	3.38	4,143,691	35,847	3.51	3,951,086	36,627	3.73
Noninterest-earning assets	339,438			330,257			334,452
Total assets	$4,600,304			$4,473,948			$4,285,538
Interest-bearing liabilities:
Savings accounts	$1,118,494	461	0.17	$1,058,820	537	0.21	$842,560	834	0.40
NOW accounts	231,075	41	0.07	212,282	37	0.07	187,560	33	0.07
Money market accounts	853,586	417	0.20	861,518	560	0.26	826,939	1,207	0.59
Certificates of deposit	589,964	1,229	0.84	608,089	1,444	0.96	730,756	3,472	1.91
Brokered deposits	100,000	154	0.62	100,000	142	0.58	66,701	259	1.56
Total interest-bearing deposits	2,893,119	2,302	0.32	2,840,709	2,720	0.39	2,654,516	5,805	0.88
FHLB advances	96,823	531	2.20	102,383	552	2.19	258,679	845	1.31
Subordinated debentures	34,080	524	6.17	34,048	523	6.23	33,951	524	6.21
Total borrowings	130,903	1,055	3.23	136,431	1,075	3.20	292,630	1,369	1.88
Total interest-bearing liabilities	3,024,022	3,357	0.45	2,977,140	3,795	0.52	2,947,146	7,174	0.98
Noninterest-bearing liabilities:
Noninterest-bearing deposits	784,521			706,274			585,715
Other noninterest-bearing liabilities	88,577			93,380			72,808
Total liabilities	3,897,120			3,776,794			3,605,669
Total stockholders' equity	703,184			697,154			679,869
Total liabilities and stockholders' equity	$4,600,304			$4,473,948			$4,285,538
Tax equivalent net interest income		32,530			32,052			29,453
Tax equivalent interest rate spread (3)			2.93%			2.99%			2.75%
Less: tax equivalent adjustment		—			—			6
Net interest income as reported		$32,530			$32,052			$29,447
Net interest-earning assets (4)	$1,236,844			$1,166,551			$1,003,940
Net interest margin (5)			3.06%			3.14%			3.00%
Tax equivalent effect			—			—			—
Net interest margin on a fully tax equivalent basis			3.06%			3.14%			3.00%
Average interest-earning assets to average interest-bearing liabilities	140.90%			139.18%			134.06%

Supplemental information:
Total deposits, including demand deposits	$3,677,640	$2,302		$3,546,983	$2,720		$3,240,231	$5,805
Cost of total deposits			0.25%			0.31%			0.72%
Total funding liabilities, including demand deposits	$3,808,543	$3,357		$3,683,414	$3,795		$3,532,861	$7,174
Cost of total funding liabilities			0.35%			0.42%			0.82%

(1) Includes securities available for sale. Interest income from tax exempt securities is computed on a taxable equivalent basis using a tax rate of 21% for the quarters presented. The yield on investments before tax equivalent adjustments for the quarter ended June 30, 2020 was 2.40%.

(2) Includes nonaccruing loan balances and interest received on such loans.
(3) Tax equivalent interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
(6) Annualized.

HarborOne Bancorp, Inc.

Average Balances / Yields

(Unaudited)

	Years Ended
	June 30, 2021			June 30, 2020
	Average			Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

	(dollars in thousands)

Interest-earning assets:
Investment securities (1)	$298,430	$1,378	0.93%	$257,828	$3,252	2.54%
Other interest-earning assets	289,853	214	0.15	204,730	998	0.98
Loans held for sale	154,117	2,176	2.85	90,297	1,565	3.48
Loans
Commercial loans (2)	2,156,566	42,859	4.01	1,760,008	36,319	4.15
Residential real estate loans (2)	1,074,332	20,087	3.77	1,112,036	23,355	4.22
Consumer loans (2)	229,304	5,020	4.41	394,123	8,321	4.25
Total loans	3,460,202	67,966	3.96	3,266,167	67,995	4.19
Total interest-earning assets	4,202,602	71,734	3.44	3,819,022	73,810	3.89
Noninterest-earning assets	403,990			324,323
Total assets	$4,606,592			$4,143,345
Interest-bearing liabilities:
Savings accounts	$1,088,822	998	0.18	$764,295	2,132	0.56
NOW accounts	221,731	78	0.07	173,130	64	0.07
Money market accounts	857,530	977	0.23	831,048	3,790	0.92
Certificates of deposit	598,977	2,673	0.90	762,819	7,829	2.06
Brokered deposits	100,000	296	0.60	79,445	683	1.73
Total interest-bearing deposits	2,867,060	5,022	0.35	2,610,737	14,498	1.12
FHLB advances	99,588	1,083	2.19	249,990	2,098	1.69
Subordinated debentures	34,063	1,047	6.20	33,935	1,047	6.20
Total borrowings	133,651	2,130	3.21	283,925	3,145	2.23
Total interest-bearing liabilities	3,000,711	7,152	0.48	2,894,662	17,643	1.23
Noninterest-bearing liabilities:
Noninterest-bearing deposits	745,613			502,668
Other noninterest-bearing liabilities	155,640			70,261
Total liabilities	3,901,964			3,467,591
Total stockholders' equity	704,628			675,754
Total liabilities and stockholders' equity	$4,606,592			$4,143,345
Tax equivalent net interest income		64,582			56,167
Tax equivalent interest rate spread (3)			2.96%			2.66%
Less: tax equivalent adjustment		—			20
Net interest income as reported		$64,582			$56,147
Net interest-earning assets (4)	$1,201,891			$924,360
Net interest margin (5)			3.10%			2.96%
Tax equivalent effect			—			—
Net interest margin on a fully tax equivalent basis			3.10%			2.96%
Average interest-earning assets to average interest-bearing liabilities	140.05%			131.93%

Supplemental information:
Total deposits, including demand deposits	$3,612,673	$5,022		$3,113,405	$14,498
Cost of total deposits			0.28%			0.94%
Total funding liabilities, including demand deposits	$3,746,324	$7,152		$3,397,330	$17,643
Cost of total funding liabilities			0.38%			1.04%

(1) Interest income from tax exempt securities is computed on a tax equivalent basis using a tax rate of 21%. The yield on investments before tax equivalent adjustments was 2.52% for the six months ended June 30, 2020.

(2) Includes nonaccruing loan balances and interest received on such loans.
(3) Tax equivalent interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

HarborOne Bancorp, Inc.

Average Balances and Yield Trend

(Unaudited)

	Average Balances - Trend - Quarters Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

	(in thousands)

Interest-earning assets:
Investment securities (1)	$325,205	$271,357	$271,511	$269,477	$240,025
Other interest-earning assets	397,979	180,526	84,969	121,384	222,840
Loans held for sale	115,240	193,426	178,980	139,418	119,047
Loans
Commercial loans (2)	2,152,105	2,161,076	2,112,377	2,017,492	1,872,349
Residential real estate loans (2)	1,064,481	1,084,292	1,106,286	1,135,947	1,123,896
Consumer loans (2)	205,856	253,014	292,665	333,623	372,929
Total loans	3,422,442	3,498,382	3,511,328	3,487,062	3,369,174
Total interest-earning assets	4,260,866	4,143,691	4,046,788	4,017,341	3,951,086
Noninterest-earning assets	339,438	330,257	317,663	333,444	334,452
Total assets	$4,600,304	$4,473,948	$4,364,451	$4,350,785	$4,285,538
Interest-bearing liabilities:
Savings accounts	$1,118,494	$1,058,820	$968,766	$897,751	$842,560
NOW accounts	231,075	212,282	205,845	199,982	187,560
Money market accounts	853,586	861,518	840,674	825,732	826,939
Certificates of deposit	589,964	608,089	649,919	684,002	730,756
Brokered deposits	100,000	100,000	109,788	139,887	66,701
Total interest-bearing deposits	2,893,119	2,840,709	2,774,992	2,747,354	2,654,516
FHLB advances	96,823	102,383	119,763	149,750	258,679
Subordinated debentures	34,080	34,048	34,015	33,983	33,951
Total borrowings	130,903	136,431	153,778	183,733	292,630
Total interest-bearing liabilities	3,024,022	2,977,140	2,928,770	2,931,087	2,947,146
Noninterest-bearing liabilities:
Noninterest-bearing deposits	784,521	706,274	656,227	641,353	585,715
Other noninterest-bearing liabilities	88,577	93,380	84,387	89,319	72,808
Total liabilities	3,897,120	3,776,794	3,669,384	3,661,759	3,605,669
Total stockholders' equity	703,184	697,154	695,067	689,026	679,869
Total liabilities and stockholders' equity	$4,600,304	$4,473,948	$4,364,451	$4,350,785	$4,285,538

	Annualized Yield Trend - Quarters Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Interest-earning assets:
Investment securities (1)	0.98%	0.87%	1.56%	1.95%	2.40%
Other interest-earning assets	0.14%	0.18%	0.54%	0.57%	0.43%
Loans held for sale	2.97%	2.78%	2.82%	3.02%	3.34%
Commercial loans (2)	4.11%	3.90%	3.92%	3.76%	3.91%
Residential real estate loans (2)	3.67%	3.87%	4.04%	4.14%	4.23%
Consumer loans (2)	4.44%	4.39%	4.36%	4.29%	4.27%
Total loans	4.00%	3.93%	4.00%	3.94%	4.06%
Total interest-earning assets	3.38%	3.51%	3.71%	3.67%	3.73%

Interest-bearing liabilities:
Savings accounts	0.17%	0.21%	0.26%	0.26%	0.40%
NOW accounts	0.07%	0.07%	0.08%	0.08%	0.07%
Money market accounts	0.20%	0.26%	0.34%	0.36%	0.59%
Certificates of deposit	0.84%	0.96%	1.35%	1.68%	1.91%
Brokered deposits	0.62%	0.58%	0.72%	0.72%	1.56%
Total interest-bearing deposits	0.32%	0.39%	0.54%	0.65%	0.88%
FHLB advances	2.20%	2.19%	2.23%	2.22%	1.31%
Subordinated debentures	6.17%	6.23%	6.13%	6.13%	6.21%
Total borrowings	3.23%	3.20%	3.09%	2.94%	1.88%
Total interest-bearing liabilities	0.45%	0.52%	0.68%	0.80%	0.98%

(1) Includes securities available for sale and securities held to maturity.
(2) Includes nonaccruing loan balances and interest received on such loans.

HarborOne Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
Performance Ratios (annualized):	2021	2021	2020	2020	2020
(dollars in thousands)

Return on average assets (ROAA)	1.24%	1.73%	1.61%	1.09%	0.99%

Return on average equity (ROAE)	8.12%	11.13%	10.13%	6.90%	6.22%

Total noninterest expense	$38,598	$42,802	$41,286	$45,700	$43,777
Less: Amortization of other intangible assets	324	324	324	447	447
Total adjusted noninterest expense	$38,274	$42,478	$40,962	$45,253	$43,330

Net interest and dividend income	$32,530	$32,052	$32,750	$31,169	$29,447
Total noninterest income	21,703	37,809	37,027	44,439	38,577
Total revenue	$54,233	$69,861	$69,777	$75,608	$68,024

Efficiency ratio (1)	70.57%	60.80%	58.70%	59.85%	63.70%

(1) This non-GAAP measure represents adjusted noninterest expense divided by total revenue

	At or for the Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
Asset Quality	2021	2021	2020	2020	2020
(dollars in thousands)

Total nonperforming assets	$32,732	$32,886	$34,696	$40,925	$38,599

Nonperforming assets to total assets	0.71%	0.71%	0.77%	0.93%	0.86%

Allowance for loan losses to total loans	1.50%	1.60%	1.59%	1.40%	1.04%

Net charge-offs	$(175)	$102	$1,436	$338	$286

Annualized net charge-offs/average loans	(0.02)%	0.01%	0.16%	0.04%	0.03%

Allowance for loan losses to nonperforming loans	158.10%	171.20%	162.40%	122.86%	94.86%

HarborOne Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
Capital and Share Related	2021	2021	2020	2020	2020
(dollars in thousands, except share data)

Common stock outstanding	55,735,623	56,228,762	57,205,458	58,342,464	58,418,021

Book value per share	$12.66	$12.41	$12.17	$11.90	$11.72

Tangible common equity:
Total stockholders' equity	$705,471	$698,073	$696,314	$694,103	$684,455
Less: Goodwill	69,802	69,802	69,802	69,802	69,802
Less: Other intangible assets (1)	3,723	4,047	4,370	4,694	5,141
Tangible common equity	$631,946	$624,224	$622,142	$619,607	$609,512

Tangible book value per share (2)	$11.34	$11.10	$10.88	$10.62	$10.43

Tangible assets:
Total assets	$4,616,422	$4,605,958	$4,483,615	$4,428,319	$4,464,906
Less: Goodwill	69,802	69,802	69,802	69,802	69,802
Less: Other intangible assets	3,723	4,047	4,370	4,694	5,141
Tangible assets	$4,542,897	$4,532,109	$4,409,443	$4,353,823	$4,389,963

Tangible common equity / tangible assets (3)	13.91%	13.77%	14.11%	14.23%	13.88%

(1) Other intangible assets are core deposit intangibles.
(2) This non-GAAP ratio is total stockholders' equity less goodwill and intangible assets divided by common stock outstanding.
(3) This non-GAAP ratio is total stockholders' equity less goodwill and intangible assets to total assets less goodwill and intangible assets.

HarborOne Bancorp, Inc.

Segments Statements of Net Income

(Unaudited)

	HarborOne Mortgage			HarborOne Bank
	For the Quarter Ended			For the Quarter Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2021	2021	2020	2021	2021	2020

	(in thousands)

Net interest and dividend income	$855	$1,250	$739	$32,134	$31,248	$29,139
Provision for loan losses	—	—	—	(4,286)	91	10,004
Net interest and dividend income, after provision for loan losses	855	1,250	739	36,420	31,157	19,135
Mortgage banking income:
Gain on sale of mortgage loans	14,262	24,802	30,862	—	—	—
Intersegment gain (loss)	910	662	1,399	(910)	(662)	(1,399)
Changes in mortgage servicing rights fair value	(2,133)	3,123	(621)	(419)	286	(490)
Other	3,799	4,215	3,703	276	300	346
Total mortgage banking income (loss)	16,838	32,802	35,343	(1,053)	(76)	(1,543)
Other noninterest income (loss)	20	(8)	(11)	5,898	5,091	4,788
Total noninterest income	16,858	32,794	35,332	4,845	5,015	3,245
Noninterest expense	14,101	18,057	18,212	24,128	24,463	25,218
Income before income taxes	3,612	15,987	17,859	17,137	11,709	(2,838)
Provision for income taxes	1,013	4,333	3,878	4,863	3,435	27
Net income	$2,599	$11,654	$13,981	$12,274	$8,274	$(2,865)

HarborOne Bancorp, Inc.

COVID Loans at Risk as of June 30, 2021

(Unaudited)

	At Risk Sectors
								Percent
						Total		at risk
						at risk	Total	sector
	Retail	Office Space	Hotels	Restaurants	Recreation	sectors	loans	to total

	(dollars in thousands)

Commercial real estate	$221,445	$194,240	$201,158	$15,074	$14,653	$646,570	$1,561,873	41.4%
Commercial and industrial	26,799	15,467	2,113	28,605	4,191	77,175	467,479	16.5
Commercial construction	16,341	854	8,833	14,878	—	40,906	107,585	38.0
Total	$264,585	$210,561	$212,104	$58,557	$18,844	$764,651	$2,136,937	35.8%

Outstanding principal, active commercial deferrals	$—	$—	$7,740	$3,265	$—	$11,005	$2,136,937	0.5%
Outstanding principal, expired and delinquent commercial deferrals	$—	$—	$254	$—	$—	$254	$2,136,937	0.0%
PPP loans, net of fees	$477	$—	$87	$1,764	$94	$2,422	$101,114	2.4%
Nonaccrual loans	$387	$—	$12,154	$4	$—	$12,545	$32,434	38.7%

										% Active
										deferrals to
	Deferrals		Deferrals						Total	total
	expired &		expired &		Active		Total		outstanding	outstanding
(dollars in thousands)	paying		delinquent		deferrals		deferrals		loans	loans
	#	$	#	$	#	$	#	$

Commercial real estate	78	$245,180	—	$—	3	$11,005	81	$256,185	$1,561,873	0.7%
Commercial and industrial	111	41,731	2	261	—	—	113	41,992	467,479	—
Commercial construction	—	—	—	—	—	—	—	—	107,585	—
Total commercial loans	189	$286,911	2	$261	3	$11,005	194	$298,177	$2,136,937	0.5%

1-4 Family	315	$36,332	6	$1,372	8	$2,871	329	$40,575	$927,782	0.3%
Home Equity	20	929	—	—	—	—	20	929	134,688	—
Residential construction	—	—	—	—	—	—	—	—	33,900	—
Total residential real estate	335	$37,261	6	$1,372	8	$2,871	349	$41,504	$1,096,370	0.3%

Consumer	789	$8,144	12	$301	3	$22	804	$8,467	$186,430	0.0

Total loans	1,313	$332,316	20	$1,934	14	$13,898	1,347	$348,148	$3,419,737	0.4%

HarborOne Bancorp, Inc.

COVID Loans at Risk as of June 30, 2021

(Unaudited)

	Active deferrals expiring by quarter
(dollars in thousands)	9/30/2021	12/31/2021	3/31/2022	6/30/2022	Total

Commercial real estate	$3,265	$7,740	$—	$—	$11,005
Commercial and industrial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Total commercial loans	$3,265	$7,740	$—	$—	$11,005

1-4 Family	$2,658	$213	$—	$—	$2,871
Home equity	—	—	—	—	—
Residential construction	—	—	—	—	—
Total residential real estate	$2,658	$213	$—	$—	$2,871

Consumer	$10	$12	$—	$—	$22

Total loans	$5,933	$7,965	$—	$—	$13,898